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May 8, 2003

British Columbia Securities Commission
Alberta Securities Commission
Saskatchewan Securities Commission
Manitoba Securities Commission
Ontario Securities Commission
Commission des valeurs mobilieres du Quebec
New Brunswick Securities Administration Branch
Nova Scotia Securities Commission
Prince Edward Island Department of Community Affairs and Attorney General
Securities Commission of Newfoundland and Labrador
Registrar of Securities, Northwest Territories
Registrar of Securities, Yukon
Registrar of Securities, Nunavut

Re:     EnCana Corporation (“EnCana” or “the Company”) — Interim Financial Statements

We refer to the base shelf short form prospectus of EnCana dated August 22, 2002 relating to the sale and issue of up to U.S. $2,000,000,000 in debt securities and the base shelf short form prospectus of EnCana dated September 21, 2001, as amended and restated August 16, 2002, relating to the sale and issue of up to $1,000,000,000 of Medium Term Notes (collectively, the “Prospectuses”).

The Prospectuses now also incorporate by reference the following unaudited interim consolidated financial statements of EnCana:

Consolidated balance sheet as at March 31, 2003; and

Consolidated statements of earnings, retained earnings and cash flows for the three month periods ended March 31, 2003 and 2002.

We have not audited any financial statements of the Company as at any date or for any period subsequent to December 31, 2002. Although we have performed an audit for the year ended December 31, 2002, the purpose and therefore the scope of the audit was to enable us to express our opinion on the financial statements as at December 31, 2002 and for the year then ended, but not on the financial statements for any interim period within that year.

Therefore, we are unable to and do not express an opinion on the unaudited interim consolidated financial statements, or on the financial position, results of operations or cash flows of the Company as at any date or for any period subsequent to December 31, 2002.

We have, however, performed a review of the unaudited interim financial statements of the Company as at March 31, 2003 and for the three month periods ended March 31, 2003 and 2002. We performed our review in accordance with Canadian generally accepted standards for a review of interim financial statements by an entity’s auditors. Such an interim review consists principally of applying analytical procedures to financial data, and making enquiries of, and having discussions with, persons responsible for financial and accounting matters. An interim review does not provide assurance that we would become aware of any or all significant matters that might be identified in an audit.

Based on our review, we are not aware of any material modification that needs to be made for these interim financial statements to be in accordance with Canadian generally accepted accounting principles.

This letter is provided solely for the purpose of assisting the securities regulatory authorities to which it is addressed in discharging their responsibilities and should not be used for any other purpose. Any use that a third party makes of this letter, or any reliance or decisions made based on it, are the responsibility of such third parties. We accept no responsibility for loss, or damages, if any, suffered by any third party as a result of decisions made or actions taken based on this letter.

Yours very truly,

(signed) “PricewaterhouseCoopers LLP”

Chartered Accountants

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